EXHIBIT 99.1

Press Release

Contacts:

Ronald W. Guire, Exec. VP, CFO Thomas R. Melendrez, Vice President (510) 668-7000	For Release 8:00 a.m. EDT July 16, 2003

Exar Corporation Reports First Quarter Fiscal 2004 Results

Fremont, California, July 16, 2003 – Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today reported fiscal 2004 first quarter operating results. Revenue for the quarter ended June 30, 2003 was $16.0 million, up 6.4% sequentially from $15.0 million in the fourth quarter of fiscal 2003 and down 10.7% from $17.9 million for the same period last year. First quarter operating loss was $0.06 million, an improvement from the loss of $0.4 million for the previous quarter and for the same period last year. In the most recent quarter the Company received a one-time technology license payment of $0.5 million. Net income for the quarter was $1.5 million, as compared to $1.1 million for the previous quarter and for the first quarter of fiscal 2003. For the quarter, EPS was $0.04 per diluted share compared to $0.03 for the previous quarter and the same period last year.

“The Company was able to improve operating performance in the quarter, increasing revenue, GPM and EPS sequentially while growing cash to $425 million,” said Donald L. Ciffone, chairman, president and chief executive officer. “Although visibility remains limited, we are encouraged by our solid execution and believe the Company is positioned for success when the market begins to recover.”

During the quarter, Exar introduced a next generation highly integrated physical layer device combining a DS3/E3 Line Interface Unit (LIU), Jitter Attenuator (JA) and ATM UNI/framer. First in a family of solutions, this product is consistent with Exar’s strategy to offer more features and functionality in a smaller silicon footprint. Additionally, the Company launched the first in a new series of Universal Asynchronous Receiver Transmitters (UARTs) for low voltage 2.25V data communications platforms. A dual channel UART (DUART), the device is offered in a 32- QFN (package size of 5x5x0.9mm) that supports leading microprocessor interfaces and is used in a variety of portable applications where extended battery life and small board space are critical features.

Regulatory Compliance/Current Business Outlook

Exar adheres to the Securities and Exchange Commission’s requirements governing public company reporting obligations. The Company intends to provide its investors and analysts with guidance each quarter

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in its earnings news release and its conference calls. Exar will not provide any further guidance or updates on its performance during the quarter unless it does so in a news release, such as this one, or in such other manner that is compliant with Regulation FD and Regulation G, as the case may be.

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The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below. For the fiscal quarter ending September 30, 2003, Exar is forecasting revenue to be flat at approximately $16.0 million which would represent a three percent growth in product revenue. The Company projects EPS to be approximately $0.03 per diluted share for the second fiscal quarter due to less interest income as a result of lower interest rates.

Earnings Conference Call

Exar invites financial analysts, members of the media, and the general public to listen to its conference call discussing the Company’s financial results for the first quarter fiscal 2004, today, Wednesday, July 16 at 10:30 am PDT. To access the conference call, please dial (719) 457-2637 by 10:20 am PDT. In addition, a live webcast will also be available. To access the webcast, please go to Exar’s investors’ homepage at http://www.exar.com. A replay of the call will be available starting at 1:30 pm PDT today until July 23, 2003. To access the replay, please dial (719) 457-0820 and use the pass code 407202.

Safe Harbor

In addition to the Company’s statements about its future financial performance, this release contains forward-looking statements that involve risks and uncertainties, including global economic and industry conditions, such as the level of capital spending, specifically in the telecommunications, data communications and video and imaging markets; possible disruption in commercial activities as a consequence of terrorist activity, armed conflict or health issues, such as, SARs; eroding interests rates impacting the Company’s Other Income; distributor inventory levels and the rate at which these inventory levels decline; successful development, market acceptance and demand for the Company’s products; competitive factors, such as pricing or competing solutions; and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC reports, including the current annual report on Form 10-K for the year ended March 31, 2003.

About Exar

Exar Corporation (NASDAQ: EXAR) designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, Exar provides OEMs innovative, highly integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. Additionally, Exar offers ICs for both the serial communications and the video and imaging markets. The Company is based in Fremont, CA, had fiscal 2003 revenues of $67.0 million, and employs approximately 268 people worldwide. For more information about Exar, visit www.exar.com.

EXHIBIT 99.1

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED
	JUNE 30, 2003	MARCH 31, 2003	JUNE 30, 2002
Net sales	$16,009	$15,047	$17,931
Costs and expenses:
Cost of goods sold	5,839	5,601	7,692
Research and development	5,525	5,555	5,683
Selling, general and administrative	4,700	4,291	4,935

Total costs and expenses	16,064	15,447	18,310

Loss from operations	(55)	(400)	(379)
Interest income, net	1,978	2,006	2,368
Loss on other long-term investments	—	—	(412)

Total other income, net	1,978	2,006	1,956

Income before income taxes	1,923	1,606	1,577
Provision for income taxes	423	483	473

Net income	$1,500	$1,123	$1,104

Net income per share – Basic and Diluted	$0.04	$0.03	$0.03

Shares used in the computation of net income:
Basic	40,268	39,997	39,307

Diluted	41,930	41,378	41,921

EXHIBIT 99.1

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	JUNE 30, 2003	MARCH 31, 2003
ASSETS
Current assets
Cash, cash equivalents and marketable securities	$400,751	$367,851
Accounts receivable, net	3,996	4,275
Inventory	3,806	2,893
Other current assets	5,587	5,617

Total current assets	414,140	380,636
Property, plant and equipment, net	29,521	28,054
Long-term marketable securities	24,317	54,259
Other long-term investments	8,784	8,759
Other non-current assets	49	35

Total assets	$484,334	$479,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$13,564	$12,147
Long-term obligations	303	312

Total liabilities	13,867	12,459
Total stockholders’ equity	470,467	466,766

Total liabilities and stockholders’ equity	$484,334	$479,225